Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 1 to Form S-4 Registration Statement/Prospectus on Form S-4 (Registration No. 333-133745) of Community Bank Shares of Indiana, Inc. of our report, dated January 27, 2006, except for Note 19, as to which the date is February 15, 2006, on the consolidated financial statements of Community Bank Shares of Indiana, Inc. as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 and to the reference to us under the heading “Experts” in the Registration Statement/Prospectus.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

June 12, 2006
Louisville, Kentucky